Exhibit 10.3

                                 PROMISSORY NOTE
$8,000.00                                                        April 1, 2005

     FOR VALUE RECEIVED, Fresh Ideas Media, Inc a Nevada corporation (hereinafter, referred as the "Borrower") promises to pay to the order of American Business Services, Inc. (hereinafter, "Lender") at Lender's offices, 6521 Ocaso Drive, Castle Rock, Colorado 80108, or at such other place as the holder of this Note may from time to time designate, in lawful money of the United States of America, the principal sum of Eight Thousand Dollars ($8,000). The following terms shall apply to this Note.

          1. INTEREST RATE. For the period from the date of this Note until the date on which the entire principal balance outstanding is paid in full, interest shall accrue on the principal balance from time to time outstanding at ten percent (5%).

          2. REPAYMENT. Interest accrued hereunder on the outstanding principal amount shall be paid annually in arrears, beginning on April 1, 2005, or earlier with repayment of the entire amount of principal. The entire amount of principal outstanding, together with all accrued unpaid interest thereon at the rates hereinabove specified, shall be paid due and payable in full on or before April1, 2006, however, the principal of the note can be renewed on the anniversary date of the Note for a period of three years, providing that the interest due and payable on that anniversary date is paid in full. This Promissory Note is entered into this 1st day of April 2005.

         Fresh Ideas Media, Inc.

         By: /s/ Phil E. Ray
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         American Business Services, Inc.

         By: /s/ Phil E. Ray
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